UNITED STATES SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                 PROXY STATEMENT
        Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.  )

Filed by the Registrant  [X]

Filed by a party other than the Registrant  [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

                              PIER 1 IMPORTS, INC.
                (Name of Registrant as Specified In Its Charter)


                              PIER 1 IMPORTS, INC.
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                            PIER 1 IMPORTS, INC.
                       301 Commerce Street, Suite 600
                           Fort Worth, Texas 76102






                                             May 19, 1995



Dear Shareholder:

     On behalf of the Board of Directors and Management, you are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Thursday, June 22, 1995, at the Roundup Inn, Will Rogers Memorial Center Complex, 3400 Crestline Road, Fort Worth, Texas. The formal Notice of the Annual Meeting of Shareholders and Proxy Statement are attached. Please read them carefully.

     It is important that your shares be voted at the meeting in accordance with your preference. If you do not plan to attend, please complete the proxy card located in the envelope's address window by indicating your vote on the issues presented and sign, date and return the proxy in the prepaid envelope provided. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time.



                                             Sincerely,


                                             Clark A. Johnson
                                             Chairman and Chief
                                               Executive Officer

                            PIER 1 IMPORTS, INC.
                       301 Commerce Street, Suite 600
                          Fort Worth, Texas  76102


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held June 22, 1995




     The Annual Meeting of Shareholders of Pier 1 Imports, Inc., a Delaware corporation (the "Company"), will be held on June 22, 1995, at 10:00 a.m., local time, at the Roundup Inn, Will Rogers Memorial Center Complex, 3400 Crestline Road, Fort Worth, Texas for the following purposes:

        (1) To elect seven Directors to hold office until the next Annual Meeting of Shareholders.

        (2) To amend the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000.

        (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only holders of record of Common Stock at the close of business on May 3, 1995, are entitled to notice of and to vote at the Annual Meeting. A complete list of shareholders entitled to vote will be available for examination at the Company's offices at 301 Commerce Street, Suite 600, Fort Worth, Texas by any Company Shareholder during ordinary business hours for a period of ten days prior to the date of the Annual Meeting.

     To ensure that your vote will be counted, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope, whether or not you plan to attend the Annual Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting.

                                   By Order of the Board of Directors,


                                   J. Rodney Lawrence
                                   Senior Vice President and Secretary

May 19, 1995
Fort Worth, Texas


               PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY,
        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING

                             PIER 1 IMPORTS, INC
                       301 Commerce Street, Suite 600
                           Fort Worth, Texas 76102




                               PROXY STATEMENT
                                     For
                       ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held June 22, 1995


     This Proxy Statement is being furnished to the holders of Common Stock, par value $1.00 per share (the "Common Stock") of Pier 1 Imports, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on June 22, 1995, and at any adjournments or postponements thereof. Shareholders representing a majority of the Common Stock outstanding and entitled to vote must be present in person or represented by proxy in order to constitute a quorum to conduct business at the meeting. The Board of Directors has fixed the close of business on May 3, 1995, as the record date for the determination of the Shareholders entitled to notice of and to vote at the Annual Meeting. On the record date, ___________ shares of Common Stock were outstanding and entitled to be voted at the meeting. Each share of Common Stock entitles the registered holder thereof to one vote on each matter submitted to a vote at the meeting.

          All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to the meeting, unless the proxies have been properly revoked prior to voting, will be voted in accordance with the instructions on such proxies. If no instructions are given, proxies will be voted in accordance with the recommendations of the Board of Directors, as noted in this Proxy Statement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by delivery to the Corporate Secretary of the Company at the Company's principal executive offices at 301 Commerce Street, Suite 600, Fort Worth, Texas 76102 of a written notice of revocation bearing a later date than the proxy, or by duly executing and delivering to the Corporate Secretary a subsequent proxy relating to the same shares, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). With regard to all items submitted for Shareholder vote, abstentions are not counted as voting for approval of a matter and, therefore, will have the same effect as a vote "against" the matter, even though the Shareholder may interpret such action differently. Votes withheld, including broker non-votes, are neither counted as voting for nor against a matter and, therefore, will be disregarded as to that matter.

     The accompanying proxy also covers shares of Common Stock held for participants in the Company's Stock Purchase Plan and will serve as voting instructions for the Plan administrators to vote such shares.

     This Proxy Statement and the accompanying proxy are being first sent to Shareholders on May 19, 1995.


                            ELECTION OF DIRECTORS

     Seven Directors of the Company are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders of the Company and until their respective successors shall have been elected and qualified. Unless authority to vote for one or more Directors is withheld, proxies will be voted for the election of the persons listed below or, if any such person shall unexpectedly become unable or unwilling to accept nomination or election, for the election of such other person as the Board of Directors may recommend. Directors will be elected by holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote. The persons listed below are Directors of the Company now in office and are nominees for re-election.

Nominees for Directors

CLARK A. JOHNSON

     Clark A. Johnson, age 64, has served as Chairman and Chief Executive Officer of the Company and has been a member of the Executive Committee since March 1988. He has been a Director of the Company since March 1983. From May 1985 to March 1988 Mr. Johnson served as President and Chief Executive Officer of the Company. He is a director of Albertson's Inc., InterTAN, Inc., The Actava Group Inc., Anacomp, Inc. and Heritage Media Corporation.


CHARLES R. SCOTT

     Charles R. Scott, age 67, is Vice Chairman of the Board of Directors of the Company, is a member of the Executive and the Compensation Committees and has been a Director of the Company since March 1983. He is a majority owner of Leadership Centers USA, Inc., which conducts business under the name TEC-The Executive Committee. Mr. Scott served as President and Chief Executive Officer of The Actava Group Inc. from February 1991 until April 1994, and from August 1970 to February 1991 served as chairman, president and chief executive officer of Intermark, Inc. He is also a director of Bank of California.


MARVIN J. GIROUARD

     Marvin J. Girouard, age 55, has served as President and Chief Operating Officer of the Company and as a Director since August 1988. From May 1985 until August 1988, he served as Senior Vice President - Merchandising of Pier 1 Imports (U.S.), Inc., a wholly owned subsidiary of the Company. He also is a director of ENSERCH Corporation.


SALLY F. McKENZIE

     Sally F. McKenzie, age 66, has been a Director of the Company since November 1985 and is chairman of the Compensation Committee and a member of the Audit Committee. Mrs. McKenzie has served as a volunteer leader on a local, regional and national basis for over five years.


JAMES M. HOAK, JR.

     James M. Hoak, Jr., age 51, has been a Director of the Company since September 1991 and is chairman of the Executive Committee and a member of the Audit Committee. He has served as chairman of Heritage Media Corporation since August 1987. From 1971 to 1987 he served as President of Heritage Communications, Inc. and as its chairman and director from August 1987 to December 1990. From February 1991 to January 1995 he served as chairman and director of Crown Media, Inc. He is also a director of Airgas, Inc., Sun Coast Industries, Inc., Texas Industries, Inc. and Midwest Resources, Inc. Until April 1994, he served as a Governor of the American Stock Exchange.


MARTIN L. BERMAN

     Martin L. Berman, age 55, has been a Director of the Company since June 1994 and is chairman of the Audit Committee. Since April 1995 he has been chairman, chief executive officer and a principal of Palisade Capital Management L.L.C. ("Palisade") and Senior Managing Director of Palisade Capital Securities, L.L.C., a related company. From 1990 to April 1995 he served as a Managing Director at Smith Barney Inc., prior to which he served as a Managing Director at Drexel Burnham Lambert, Incorporated. He is a Director of Calvin Klein Jeansware.


CRAIG C. GORDON

     Craig C. Gordon, age 40, has been a Director of the Company, since March
1995.   He has served as President of Off-The-Record Research since November
1994.  From April 1987 to March 1995, he was a principal of RCM Capital
Management.


Board Meetings, Committees and Fees

     During the 1995 fiscal year, the Board of Directors of the Company met on four occasions and took action by unanimous written consent in lieu of a meeting on three occasions. Each of the Directors attended at least 75% of the total number of meetings of the Board of Directors and of the Committees on which he or she served.

     Each Director who was not an officer of the Company was paid a fee of $24,000 during the past fiscal year and also received $1,250 for each Board meeting attended and $500 for each committee meeting attended. Directors receive annual grants of stock options covering 3,000 shares per Director under the Non-Employee Director Stock Option Plan and are eligible to participate in the Company's Stock Purchase Plan by contributing monthly up to the full amount of their Director fees and receiving matching contributions from the Company of from 10% to 50% of their contributions, depending on length of service with the Company. Directors of the Company who are employees of the Company serve without compensation for their services as Directors of the Company.

     Executive Committee. The Executive Committee is entitled to exercise all powers of the Board when the Board is not in session to the extent permitted by law and the Bylaws. The Executive Committee took action by unanimous written consent in lieu of a meeting on one occasion during the last fiscal year. Committee members are Directors Hoak (chairman), Scott and Johnson.

     The Executive Committee also performs the functions of the nominating committee and is responsible for considering and making recommendations to the Board regarding nominees for election to the Board and Board Committee assignments. The Executive Committee will consider recommendations submitted by Shareholders for nominees for election to the Board.

     Audit Committee. The Audit Committee recommends independent auditors for appointment by the Board and is responsible for reviewing the financial condition of the Company, its internal controls and audit program, the performance and findings of internal audits, and any action to be taken thereon by management. Also, it reviews audit and examination reports of the independent auditors. The Audit Committee held two meetings during the last fiscal year. Committee members are Directors Berman (chairman), McKenzie and Hoak.

     Compensation Committee. The Compensation Committee establishes and administers incentive-based compensation plans for senior executive officers and reviews and makes recommendations to the Board concerning other compensation policies. The Compensation Committee held seven meetings during the last fiscal year. Committee members are Directors McKenzie (chairman) and Scott.

Security Ownership of Management

     The following table and footnotes indicate the ownership on April 1, 1995, of the Company's Common Stock by each Director and nominee, each executive officer named in the Summary Compensation Table, and all Directors and executive officers as a group:



                                 Shares      Percent
                              Beneficially     of
Name                           Owned(1)(2)    Class
- ----                           -----------   ------
Martin L. Berman. . . . . . .      7,872       * %
Marvin J. Girouard. . . . . .    480,771      1.4
Craig C. Gordon . . . . . . .        439       *
James M. Hoak . . . . . . . .     36,853       *
Clark A. Johnson. . . . . . .    763,559      2.0
Sally F. McKenzie . . . . . .     29,456       *
Charles R. Scott. . . . . . .     82,708       *
Robert G. Herndon . . . . . .     59,349       *
Adrian G. Long. . . . . . . .     27,333       *
J. Rodney Lawrence. . . . . .     58,005       *
All Directors and Executive
  Officers as a Group . . . .  1,648,304      4.3

_______________

(1) Included in the table are shares acquired through and held by the Company's Stock Purchase Plan. Also included in the table are shares issuable within 60 days of April 1, 1995, to Mr. Girouard (110,829 shares), Mr. Hoak (9,000 shares), Mr. Johnson (350,201 shares), Mrs. McKenzie (27,724 shares), Mr. Berman (3,000 shares), Mr. Scott (30,814 shares), Mr. Herndon (7,228 shares), Mr. Long (6,405 shares), Mr. Lawrence (23,221 shares) and to all Directors and Executive Officers as a group (645,386 shares), upon the exercise of stock options granted pursuant to the Company's 1980 and 1989 Stock Option Plans.

(2) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to his shares.

 *  Represents less than 1% of the outstanding shares of such class.

                           EXECUTIVE COMPENSATION

    The following table sets forth a summary of the compensation paid during the past three fiscal years for services rendered in all capacities to the Company and its subsidiaries by the Chief Executive Officer and the four other most highly compensated executive officers.

                                          Summary Compensation Table


                                         Annual Compensation                  Long-Term Compensation
                                  --------------------------------   -----------------------------------------

                                                         Other                        Securities      All
    Name and             Fiscal                        Annual (1)     Restricted      Underlying    Other (3)
Principal Position        Year    Salary      Bonus   Compensation   Stock Awards(2)  Options(#)  Compensation
- ------------------       ------  --------   --------  ------------   ---------------  ----------  ------------
Clark A. Johnson          1995   $610,000   $610,000    $50,054        $ 91,505         43,702      $67,610
Chairman and Chief        1994    580,000     40,600     37,209          87,093         38,667       43,716
  Executive Officer       1993    580,000    556,800     45,804         129,141         43,500       85,136

Marvin J. Girouard        1995    380,000    342,000     30,702          44,991         22,687       81,136
President and Chief       1994    365,000     25,550     28,245          45,630         20,278       51,954
  Operating Officer       1993    350,000    308,000     24,984          64,944         21,875       72,156

Robert G. Herndon         1995    250,000    212,500     21,863          25,008         11,941       29,601
Executive Vice President, 1994    240,000     16,800     22,013          24,003         10,667       21,116
  Chief Financial Officer 1993    225,000    177,790     21,735          33,404         11,250       32,016

Adrian G. Long            1995    178,000     63,000     17,668            --           10,000       20,716
Senior Vice President,    1994    167,000     11,900     15,714            --            9,444       25,708
  Merchandising           1993    155,000    108,500     13,785            --             --         24,127

J. Rodney Lawrence        1995    156,000     55,500     16,444            --           10,000       15,554
Senior Vice President,    1994    149,000     10,500     24,308            --            8,333       18,061
  Legal and Secretary     1993    143,000     75,000     15,895            --             --         15,274
________________

(1) Includes reimbursements for club dues, automobile expenses, financial planning, medical expenses and the cost of aircraft use.
(2) Dollar value of restricted stock is computed using the closing price of the Common Stock on September 19,
    1994, the date of grant of the restricted stock.  Recipients of such restricted stock awards will receive cash dividends paid on such stock.  Restricted stock held by Messrs. Johnson, Girouard and Herndon will vest at the times and to the extent that 25% of the stock options granted in conjunction with the award of restricted stock have been exercised and the option shares held for two years.  The total amount and the dollar value of restricted stock held at February 25, 1995, were:  Mr. Johnson, 31,478 shares
    ($314,780); Mr. Girouard, 16,211 shares ($162,110); Mr. Herndon, 8,466 shares ($84,660); Mr. Long, 14,138 shares ($141,380); and Mr. Lawrence 16,741 shares ($167,410).  Restricted stock held by Messrs. Long and
    Lawrence was granted under a different plan.
(3) Includes Company matching contributions for Messrs. Johnson, Girouard, Herndon, Long and Lawrence of
    $2,042, $5,336, $4,877, $4,160 and $4,444, respectively, under the Company's 401(k) Retirement Plan, of
    $2,596, $1,074, $2,438, $1,266 and $0, respectively, under the Company's Benefit Restoration Plan, and of
    $62,972, $74,697, $23,946, $15,290 and $11,110, respectively, under the Company's Stock Purchase Plan.

    The Company has entered into Post-Employment Consulting Agreements with Messrs. Johnson, Girouard, Herndon, Long and Lawrence (individually, an "Executive"). Upon termination of the Executive's employment by the Company prior to retirement other than for "cause" or by the Executive for "good reason," as defined in the agreements, the Company will retain the Executive as a consultant for two years and pay a monthly fee equal to his base salary immediately prior to termination. The Executive will also receive 50% of the Executive's cost for continuing medical and dental insurance coverage. If the Executive enters into employment during the consulting period that provides compensation equal to or greater than the amount of the consulting fees, the Company will pay the Executive an immediate one-time payment in the amount of 50% of the difference between the total fees that otherwise would have been payable during the term of the consulting agreement and the aggregate fees actually paid prior to reemployment. If the Executive enters into employment during the consulting period that provides compensation less than the consulting fees, the Company will reduce the monthly consulting fee by the amount of the monthly compensation for reemployment and at the end of the consulting period will pay the Executive 50% of the difference between the total fees that otherwise would have been payable during the term of the consulting agreement and the aggregate fees actually paid.

    The Company maintains a Supplemental Executive Retirement Plan (the "Supplemental Plan") to aid in attracting and retaining employees of exceptional ability by providing certain benefits. Messrs. Johnson, Girouard, Herndon and Lawrence participate in the Supplemental Plan, which provides that upon death, disability, attaining age 65 (62 in Mr. Herndon's case) or later retirement from the Company, a participant will receive annual benefits which, when added to Social Security retirement benefits, generally equal his vested percentage of 50% of the participant's highest average annual compensation (based on a three-year average), but in no event more than $250,000 ($150,000 in Mr. Herndon's case). Pre-retirement and post-retirement death and disability benefits are calculated in a similar manner. All participants have elected to receive benefits in a lump sum distribution. Benefits vest for each participant at the rate of 10% per year over 10 years of service with a maximum of five years of credit allowed for service to the Company prior to participation in the Supplemental Plan. Messrs. Johnson, Girouard, Herndon and Lawrence have 10, 10, 9, and 9 credited years of service, respectively. In the event of retirement, death, disability or certain terminations of employment within two years of a change in control of the Company, the benefits under the Supplemental Plan become vested.

                    Option Grants in the Last Fiscal Year

    The following table sets forth information relating to stock options granted during the fiscal year ended February 25, 1995, to the Chief Executive Officer and the four other most highly compensated officers.

                     Number of     % of Total
                     Securities      Options
                     Underlying    Granted to      Exercise
                       Options    Employees in       Price      Expiration      Grant Date
Name                 Granted(1)    Fiscal Year  (per share)(2)     Date      Present Value(3)
- ----                 ----------    -----------  --------------  ----------   ----------------
Clark A. Johnson       43,702         11.3%          $8.38        9/19/04        $118,432
Marvin J. Girouard     22,687          5.9            8.38        9/19/04          61,482
Robert G. Herndon      11,941          3.1            8.38        9/19/04          32,360
Adrian G. Long         10,000          2.6            7.63       12/07/04          21,300
J. Rodney Lawrence     10,000          2.6            7.63       12/07/04          21,300

_______________

(1) Options were granted on September 19, 1994, to Messrs. Johnson, Girouard and Herndon and
    become exercisable in installments of 25% of the amount awarded six months after the date of grant and 25% on each of the following three anniversaries of the date of grant.
    Options were granted on December 7, 1994, to Messrs. Long and Lawrence and become exercisable in annual installments of 20% of the amount awarded beginning one year after the date of grant.  With the consent of the administrative committee of the stock option plan, an employee may elect to satisfy his income tax withholding obligations by the delivery of previously owned shares or the withholding of shares otherwise issuable upon exercise of the option.  Options will terminate at the time of termination of employment if the termination is for cause or for resignation without the consent of the Company, or three months after termination in the case of any other termination, or one year after death or disability.
(2) Exercise price is equal to the current market value at the date of grant.
(3) The present value of options on the date of grant was determined using a variation of the
    Black-Scholes option pricing model.  The estimated values under the Black-Scholes option pricing model are based on the  following assumptions at the time of grant: an exercise price equal to the fair market value of the underlying Common Stock; an option term of 10 years; an interest rate of 7.46% for the September grants and 7.81% for the December grants, that represents the interest rate on a U.S. treasury security with a maturity date corresponding to the option term; dividend payment rate of $.12 per share per year; a volatility of 33.0% and 31.2% for the September and December grants, respectively, which is based on Common Stock prices for the one-year period prior to the date of grant; and
    standard actuarial assumptions, estimated from a large universe of option holders, that yield reductions of 15.4% for the September grants and 25.7% for the December grants to reflect the probability of forfeiture of the option due to termination prior to vesting;
    and reductions of 19.9% for the September grants and 17.0% for the December grants to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.  These assumptions were made as of the time of grant and may or may not be valid assumptions at later points in time.  The actual value, if any, that an executive may realize from the options will be the excess of the market price of the Common Stock on the day of exercising the options over the exercise price of the options. The actual value may or may not be near the value estimated in the table.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

    The following table provides information relating to the exercise of stock options by the Chief Executive Officer and the other four most highly compensated executive officers during the last fiscal year, and the number and value of exercisable and unexercisable stock options held by such officers at February 25, 1995.

                                                          Number of
                                                         Securities
                                                         Underlying            Value of Unexercised
                                                         Unexercised               In-the-Money
                                                           Options                    Options
                                                     at Fiscal Year-End        at Fiscal Year-End(1)
                                                 -------------------------   -------------------------
                  Shares Acquired     Value
Name                on Exercise    Realized(2)   Exercisable Unexercisable   Exercisable Unexercisable
- -----             ---------------  -----------   ----------- -------------   ----------- -------------
Clark A. Johnson      51,961           0           351,461       62,982      $1,840,821     $94,178
Marvin J. Girouard      --             --          105,759       32,623         364,693      48,641
Robert G. Herndon     10,959           0             4,561       17,100          13,850      25,464
Adrian G. Long          --             --            4,516       18,604          15,654      36,626
J. Rodney Lawrence      --             --           21,555       17,716          94,405      35,742
______________

(1) Computed as the difference between the option exercise prices and $10 (the closing price of the
    Common Stock at fiscal year-end).

(2) Computed as the difference between the option exercise prices and the closing market price of the
    Common Stock at the date of exercise.


Board of Directors Compensation Committee Report on Executive Compensation

     The Compensation Committee, which is composed entirely of independent, non-employee directors, establishes and administers incentive-based compensation plans for the senior executives, who are the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, and recommends to the Board of Directors other compensation of the senior executives and compensation of such other officers as the Compensation Committee deems appropriate. The Compensation Committee from time to time retains an independent consultant to assist the Committee in determining compensation levels and programs.

     The Company's overall management compensation philosophy reflects a strong incentive orientation with an aim that more than half of potential senior executive compensation result from performance-based compensation plans. In addition to base salary, executive compensation can include annual bonus, stock options, restricted stock, benefits and perquisites. The Compensation Committee's objective is to provide executives with salary and incentive program opportunities that are valued near the size-adjusted median of comparable companies in its industry, but with additional emphasis on incentive compensation. As management responsibility increases, a greater portion of the executive's compensation is directed toward performance-based programs. These incentive programs involve short-term bonus plans to reward annual performance and long-term, stock-based plans to encourage stock ownership and reward the enhancement of shareholder value.

     Section 162(m) of the Internal Revenue Code generally prohibits publicly held companies such as the Company from deducting from corporate income all compensation paid to the chief executive officer or any of the four other most highly compensated officers that exceeds for each officer $1,000,000 during the tax year. Qualifying performance-based compensation paid pursuant to plans approved by shareholders will not be subject to this deduction limitation. It is the intent of the Compensation Committee to take reasonable measures to obtain full corporate tax deductions for compensation paid to the Company's executive officers. In 1994, the Company's shareholders approved the Senior Management Annual Bonus Plan. The Compensation Committee intends for awards under the Senior Management Annual Bonus Plan and the Company's employee stock option plan to qualify for the performance-based compensation exclusion applicable to the deduction limitation.

     Base salary levels of senior executive officers are reviewed annually by the Compensation Committee. Salaries are based primarily upon salary levels of executives in comparable companies in the industry and individual performance of the executive during the preceding year. The Compensation Committee considers the factors it deems relevant, but does not assign specific weights to different factors. Comparable companies are considered with reference to a peer group of 15 high-growth retail companies, whose average performance is shown in the Stock Price Performance Graph below. The Compensation Committee aims to set executive salaries near the size-adjusted median of salaries paid by the peer group. At the time annual salaries were established for the 1995 fiscal year, data specifying salary, bonus and long-term compensation components of total cash compensation for the peer group companies were unavailable for that year as well as the preceding year, and as a result certain assumptions and estimates were made in comparing peer group salary compensation levels. The salary of the Chief Executive Officer was increased $30,000 to $680,000 for the 1995 fiscal year. Base salary for each of the Company's senior executives during the last fiscal year fell above the median of estimated base salary for comparable executives of the peer group companies.

     The Company maintains two annual bonus plans, one for senior executives and another for other management personnel. During the 1995 fiscal year, the bonus plan for senior executives established a formula designed to reward for superior total shareholder return of the Company during the year relative to the prior year compared to the change in total shareholder return of the peer group companies. Total shareholder return is defined as the percentage change in price of the common stock at the end of the fiscal year compared to the price of such stock at the end of the prior year plus the percentage return on dividends paid (other than dividends paid in common stock), based on the price of the common stock at the end of the prior year. In order for executives to receive any bonus, the Company's performance must rank at least twelfth relative to the companies in the peer group. From this threshold level, the amount of bonus available to the two senior executives other than the Chief Executive Officer ranges from approximately 32% of base salary if the Company ranks twelfth in relative performance within the peer group, up to approximately 110% of base salary if the Company ranks first. The amount of bonus available to the Chief Executive Officer ranges from 40% of his base salary if the Company ranks twelfth in relative performance up to 125% of base salary if the Company ranks first. The bonus plan is designed to provide competitive levels of bonus opportunity when comparable levels of performance are achieved relative to the peer group companies and to provide above average bonus opportunity with superior performance. The bonus plan does not provide for discretionary bonuses when performance targets are not met. In fiscal 1995, the Company's total shareholder return ranked fourth in relative performance within the peer group, and the Chief Executive Officer was awarded a bonus of $610,000.

     The annual bonus for the Company's other executives is dependent upon the attainment of budgeted levels of pretax earnings and provides bonus awards based on a formula when earnings meet or exceed certain budgeted levels. Target bonus amounts are set at from 10 to 35 percent of each executive's base salary. Bonus targets were established to reflect the average for bonus targets from a broad spectrum of comparable size companies, including companies in the peer group.

     Long-term incentives are provided through awards under stock option and restricted stock plans. Under the stock option plan, executives and other key employees may be awarded options to purchase Company stock, which in the past have been at a purchase price of fair market value on the date of grant. Awards under the stock option plan are designed with the intention of promoting the success of the Company and retention of the executive with the Company in a manner that produces value to the employee only when there is a corresponding increase in value to all shareholders. The Company has two restricted stock plans to provide long-term incentives and encourage ownership of stock by management. One plan is currently intended for senior executives and is implemented in conjunction with the granting of stock options. The other plan is designed for other executives and provides for the vesting of restricted stock awards over a ten-year period. Under both plans, executives may vote and receive dividends on unvested restricted stock.

     Long-term incentives for the senior executives are awarded in a combination of stock option and restricted stock awards. Restricted stock is awarded only in conjunction with the granting of stock options and is subject to such restrictions as the Compensation Committee establishes at the time of the award. Rights to transfer the restricted stock will be acquired by the executive only upon the satisfaction of all restrictions. The Company currently intends to award annually a combination of stock options and restricted stock awards. During the 1995 fiscal year, stock options vesting over three years with an exercise price at market value were granted to the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer. The Compensation Committee intends to use stock options and restricted stock in proportions to produce awards of approximately equal value. In conjunction with the stock options, restricted stock was awarded in amounts representing 25% of the shares subject to the corresponding stock options. The restrictions on the stock will lapse only to the extent the executive has exercised stock options that were granted in conjunction with the restricted stock and has held the shares of option stock for two years. The amounts of the stock option and restricted stock awards are based on the size-adjusted median total long-term incentive compensation paid to officers of the peer group companies. The number of currently held options by each executive was not considered in making stock option and restricted stock awards. During the 1995 fiscal year the Chief Executive Officer was awarded 10,926 shares of restricted stock under this plan in conjunction with the granting of options to purchase 43,702 shares under the stock option plan. This stock option/restricted stock award was based on the value of the size-adjusted average annualized long-term compensation awarded for chief executive officers in the peer group.

     The Company provides benefits and perquisites to executive officers to respond to competitive practices in the industry. The Compensation Committee believes these benefits are typical for companies of its size.

                                                  COMPENSATION COMMITTEE

                                                     Sally F. McKenzie
                                                     Charles R. Scott


Compensation Committee Interlocks and Insider Participation

     Mr. Scott, who serves on the Company's Compensation Committee, served as an officer of the Company in the capacity of Chairman of the Board of the Company from 1983 until 1991. In that position he was compensated as an outside director of the Company and not as an executive officer. Until April 1994 during the last fiscal year, Mr. Scott was President and Chief Executive Officer of The Actava Group Inc., a company of which Clark A. Johnson, Chairman and Chief Executive Officer of the Company, was also a director. Rules of the Securities and Exchange Commission require that Mr. Scott's participation on the Compensation Committee be characterized as corporate "interlock and insider participation," based on Mr. Johnson's service as a director of a company of which Mr. Scott was an executive officer and Mr. Scott's former service as Chairman of the Board of the Company. The Board of Directors believes that the nature of these relationships and Mr. Scott's participation on the Compensation Committee present no conflict of interest.

Company Stock Price Performance Graph

     The following graph provides an indicator of the percentage change during the Company's last five fiscal years of cumulative total shareholder return, assuming the reinvestment of dividends, of the Company's Common Stock, the S&P 500 Index and the peer group, consisting of 15 high-growth retail companies.

                         1990 1991 1992 1993 1994 1995
                         ---- ---- ---- ---- ---- ----
Pier 1 Imports, Inc.     100   49  108  126   96  110

S&P 500 Index            100  115  133  147  159  171

Peer Group               100  146  215  246  225  200


The companies comprising the peer group are The Bombay Co., Inc., Charming Shoppes, Inc., Dayton Hudson Corporation, Dillard Department Stores, Inc., Duty Free International, Inc., Fabri-Centers of America, Inc., The Gap, Inc., The Home Depot, Inc., The Limited, Inc., Michaels Stores, Inc., Nordstrom, Inc., The Sherwin-Williams Company, Toys "R" Us, Inc., Wal-Mart Stores, Inc., and Walgreen Co.


               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1988, the Company loaned Mr. Johnson $1,191,928 for the purchase of shares of the Company's Common Stock in the open market. The loan is evidenced by an unsecured promissory note which is payable on demand, and if no demand is made, on December 31, 1997, unless such loan is renewed. The note accrues interest at a floating rate of interest equal to 0.5% over the daily weighted average interest rate applicable to the Company's variable rate indebtedness. The note provides that no less than one-half of the accrued interest will be due and payable on each December 31 and that the remaining accrued interest, as of each December 31, will be added to the principal amount of each note. The loan was granted in conjunction with the termination of 91,080 stock options and the grant of other options to acquire 45,540 shares of Common Stock. The price per share of the terminated options was $9.14. Mr. Johnson was permitted to elect to maintain the above-stated options or to surrender for termination such options, and in consideration therefor, be granted options to purchase 50% of the shares subject to the terminated options at an option price equal to the fair market value of the shares on the date of grant and be loaned funds by the Company to purchase up to 100% of the shares subject to the terminated options. As of February 25, 1995, the principal amount of Mr. Johnson's promissory note was $810,106.91.

     In March 1993 the Company invested $3,000,000 in a limited partnership fund that invests primarily in securities of companies with small to medium size market capitalizations. The fund is managed by Whiffletree Corporation, one of whose principals is Steven E. Berman, a brother of Martin L. Berman. Whiffletree Corporation is an affiliate of Palisade, of which Martin L. Berman, a director of the Company, is chief executive officer. The Company has incurred fees to Whiffletree Corporation of approximately $78,000 during the last fiscal year.

     In April 1994, the Company entered into an agreement with Smith Barney Inc., with which Martin L. Berman was a managing director until April 1995, to act as trustee of the Company's 401(k) defined contribution plan. Additionally, Smith Barney Inc was retained to select and monitor management of the plan's funds and to provide investment advice to participants of the plan as they may request. For these services, the Company paid fees of $53,000 in the last fiscal year. The Company also engaged Smith Barney for investment banking services during the year and paid fees of $50,000.

     In December 1989, a subsidiary of the Company and Berman Industries, Inc. ("BII"), a company wholly owned by Martin L. Berman, entered into a Joint Operating and User Agreement (the "User Agreement") for each company to hold an undivided 1/8 ownership in a Cessna jet aircraft (the "Aircraft Interest"). The Company acquired the Aircraft Interest for $420,000 on December 21, 1989, and under the User Agreement sold 50% of the Aircraft Interest to BII at a price of $210,000. The User Agreement provides for each company to pay its respective per-hour and fixed costs of operating the aircraft. BII has the right at any time to sell its share of the Aircraft Interest to the Company and the Company has the right to purchase BII's interest for a pro rata portion of the purchase price paid by BII. The Company and BII have committed to purchasing a new Cessna jet aircraft for $450,000 (after allowance for trade-in of the Aircraft Interest) and will enter into a new agreement with terms similar to those of the User Agreement.

     In June 1991, the Company leased from Comdisco, Inc. a mainframe computer for a period of five years at a rental rate of $91,000 per month. Kenneth N. Pontikes, the former Chairman and President of Comdisco, Inc., was a Director of the Company from April 1993 until June 1994.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were observed, except one report was filed late by Sally F. McKenzie.


     PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO
               INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK

     On March 15, 1995, the Board of Directors adopted, subject to Shareholder approval, an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 100,000,000 to 200,000,000 shares. As of May 8, 1995, ____________
shares of Common Stock were outstanding. After giving effect to shares reserved for future issuance under the Company's employee benefit plans, reserved for conversion of the Company's 6-7/8 Convertible Notes, and reserved for exercise of outstanding rights issued pursuant to the shareholder rights plan, approximately 2,300,000 shares of Common Stock are presently available for issuance. If this amendment is approved by Shareholders, an additional 100,000,000 shares of Common Stock will be available for issuance. No change is proposed for the 5,000,000 presently authorized and unissued shares of Preferred Stock.

     The Board believes it is in the best interests of the Company and its Shareholders to increase the authorized number of shares of Common Stock. The additional shares will provide an adequate supply of Common Stock for possible future transactions, such as stock dividends or splits, the sale of stock to raise additional capital, acquisitions of other businesses or properties where the use of Common Stock is deemed advantageous, implementation of other employee benefit and stock option plans, the potential exercise of Rights issued in connection with outstanding Common Stock as explained in the following paragraph, and other general corporate purposes. The Company has no present plan to issue shares of the Common Stock proposed to be authorized. The Board would have sole discretion, however, to authorize the issuance of the additional shares of Common Stock from time to time for any corporate purpose without further action by Shareholders, except as required by law or by rules of the New York Stock Exchange.

     Under certain circumstances, the Company could use additional shares of Common Stock to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company or could privately place such shares with purchasers who might side with the Board in opposing a hostile takeover bid. The Company has no present intention to issue Common Stock for any such purposes. In December 1994, the Company distributed to Shareholders one Common Stock Purchase Right (a "Right") that expires in December 2004 for each outstanding share of Common Stock. One Right has been and will be issued with respect to each additional share of Common Stock issued after December 21, 1994, prior to the earliest of the time the Rights become exercisable, expire or are redeemed. The issuance of Rights may deter attempts to acquire the Company in a manner or on terms not approved by the Board. Each Right, upon becoming exercisable, will entitle the holder to purchase at a specified exercise price one share of Common Stock. The Rights will become exercisable after the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding common stock or (ii) 10 business days (or such later date as determined by the Board of Directors) following the commencement of, or announcement of an intention to make, a tender or exchange offer the consummation of which would result in beneficial ownership by a person or group of 15% or more of the outstanding common stock. If the Company were acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power were sold, proper provision would be made so that each Right would entitle its holder to purchase, upon the exercise of the Right at the then current exercise price, that number of shares of common stock of the acquiring company having a market value of twice the exercise price of the Right. If any person or group were to acquire beneficial ownership of 15% or more of the Company's outstanding common stock, each Right would entitle its holder (other than such acquiring person whose Rights would become void) to purchase, upon the exercise of the Right at the then current exercise price, that number of shares of the Company's common stock having a market value on the date of such 15% acquisition of twice the exercise price of the Right. The Board of Directors may at its option, at any time after such 15% acquisition but prior to the acquisition of more than 50% of the Company's outstanding common stock, exchange all or part of the then outstanding and exercisable Rights (other than those held by such acquiring person whose Rights would become void) for common stock at an exchange rate per Right of one-half the number of shares of common stock receivable upon exercise of a Right. The Board of Directors may, at any time prior to such 15% acquisition, redeem all the Rights at a redemption price of $.01 per Right.

     The Board proposes that the first paragraph of Article Fourth of the Company's Certificate of Incorporation be amended to read as follows:

          "FOURTH: The number of shares of stock which the corporation shall have authority to issue is two hundred million (200,000,000) shares of Common Stock having a par value of one dollar ($1.00) per share and five million (5,000,000) shares of Preferred Stock having a par value of one dollar ($1.00) per share."

     Adoption of the amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. The Board recommends voting "FOR" this proposal.


                               OTHER BUSINESS

     In response to requests regarding the Company's operations in Burma (now named Myanmar), the Company reports that since 1990 Burma has been a non - approved country for its merchandise buyers to visit to source merchandise to sell in Pier 1 Imports stores.

     The Board of Directors is unaware of any matters to be presented for action at the meeting other than the election of Directors and approval of the amendment to the Company's Certificate of Incorporation that are set forth in Items 1 and 2 of the accompanying Proxy. If any other business should properly come before the meeting, the persons named in the proxy intend to vote thereon in accordance with their best judgment.

Relationship with Independent Auditors

     The Board of Directors of the Company annually selects independent public accountants to serve as auditors for the upcoming fiscal year. The Board plans to select auditors for the 1996 fiscal year at the meeting of the Board of Directors which follows the Annual Meeting of Shareholders.

     The Board of Directors appointed Price Waterhouse as auditors for the Company for fiscal year 1995. A representative of Price Waterhouse is expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement if he so desires and to respond to appropriate questions from Shareholders.

Shareholder Proposals for 1996 Annual Meeting

     The date by which Shareholder proposals must be received by the Company for inclusion in the Proxy Statement for the 1996 Annual Meeting of Shareholders is January 19, 1996.

Proxy Solicitation

     The cost of soliciting proxies will be borne by the Company. The services of Kissel-Blake, Inc. will be employed for the purpose of facilitating the solicitation. The fees of Kissel-Blake, Inc. in this connection will be borne by the Company and are not expected to exceed $5,000 plus mailing and delivery expenses. In addition to solicitations by mail, officers and regular employees of the Company may solicit proxies personally and by telephone or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses.


                           YOUR VOTE IS IMPORTANT

     You are encouraged to let us know your preference by completing and returning the enclosed proxy card.


                                        J. Rodney Lawrence
                                             Secretary

May 19, 1995

                                  APPENDIX


                            PIER 1 IMPORTS, INC.                COMMON STOCK
P                      301 Commerce Street, Suite 600                  PROXY
R                          Fort Worth, Texas 76102
O
X                                   PROXY
Y               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR ANNUAL MEETING OF SHAREHOLDERS JUNE 22, 1995

The undersigned hereby appoints CLARK A. JOHNSON, MARK L. HART, JR. and J. RODNEY LAWRENCE, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of the Common Stock of Pier 1 Imports, Inc. held of record by the undersigned on May 4, 1994, at the annual meeting of shareholders to be held at 10:00 a.m. local time on June 22, 1995, at the Roundup Inn, Will Rogers Memorial Center Complex, 3400 Crestline Road, Fort Worth, Texas, and any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                (Continued and to be signed and dated on the reverse side)
- -----------------------------------------------------------------------------
[X] Please mark your votes as in this example in black or blue ink.

Item 1.                           FOR      WITHHELD    EXCEPTIONS
                                                       (List below)
        Election of Directors.    [ ]         [ ]         [ ]
          Nominees:
        Clark A. Johnson, Charles R. Scott, Marvin J. Girouard Sally F. McKenzie, James M. Hoak, Jr., Martin L. Berman and Craig C. Gordon

        For, except vote withheld from the following nominee(s):

        ________________________________________________________


Item 2. Approval of the proposed amendment to the Company's Certificate of Incorporation.

        FOR         AGAINST       ABSTAIN
        [ ]           [ ]           [ ]


Item 3. In their discretion, the Proxies are authorized to vote as described in the Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NOMINATED AND "FOR" THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

SIGNATURE(S) ________________________________________DATE_______________
SIGNATURE(S) ________________________________________DATE_______________
                       (if jointly held)
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administer, trustee or guardian, please give full title as such.